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                                                                      EXHIBIT 23

                         CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in the Prospectus Supplement dated November 12, 2002 to the Registration Statement (Form S-3 No. 333-73936) and related Prospectus of Health Care REIT, Inc. for the offering of up to $40,000,000 of common stock and to the incorporation by reference therein of our report dated January 22, 2002 (except Note 15, as to which the date is November 11, 2002), with respect to the consolidated financial statements and schedules of Health Care REIT, Inc. as of December 31, 2001 and 2000 and for the three years ended December 31, 2001 included in its Current Report on Form 8-K dated November 12, 2002, filed with the Securities and Exchange Commission.



                                            /s/ Ernst & Young LLP



Toledo, Ohio
November 11, 2002